Exhibit 99.1

Capital Resource Funding Reports Positive Response From Visit by the Embassy of the Congo Government -Discusses Government Investment in African Congo Project-

LIAONING PROVINCE, China, July 23 -- Capital Resource Funding Corp. , soon to be known as China Sun Group High-Tech Co., announced today that on July 18, 2007, Malet wa Malua'a Soko J.D. Elie, the Economic Counselor of the Embassy of the Democratic Republic of Congo in China, together with other officials, paid a special visit to the Company. Mr. Malet was assigned by the Congo Government to meet with Wang Bin, chairman and president of Capital Resource Funding, and officials in the city of Dalian, to discuss the investment plan and introduce a policy to attract foreign funds for CRFU's planned production facility in the African Congo. On June 19, 2007, Capital Resource Funding's majority-owned subsidiary, Dalian Xinyang High-Tech Development Co., Ltd. ("DLX") announced it entered into a cooperation contract with Shengbao Group and South African Shengbao Mining Enterprises to purchase 80% of the prospecting and mining rights of a cobalt mine in Lubumbashi, Katanga, Democratic Republic of Congo. DLX plans to set-up a facility near the mine for the production of mined cobalt into cobalt oxalate.

Mr. Malet visited Capital Resource Funding's production base, focusing on their production line, R &D center and trial workshop for new products. "During the visit, Mr. Malet and other visiting officials, indicated they were favorably impressed by our production capacity and innovative capabilities. The Government of Congo will strongly support DLX's mining right acquisition and operations. Their cooperation is a significant step towards taking our business to an international level and in making our mining and production facilities a great success," said Mr. Bin.

About Capital Resource Funding, Inc.

Capital Resource Funding, Inc., pending a corporate name change to China Sun Group High-Tech Co., produces anode materials used in lithium ion batteries. Through its majority-owned operating subsidiary, Da Lian Xin Yang High-Tech Development Co. Ltd ("DLX"), the Company primarily produces cobaltosic oxide and lithium cobalt oxide. According to the China Battery Industry Association, DLX has the second largest cobalt series production capacity in China. Leveraging its technological leadership in China, high- quality product line and scalable production capacity, DLX plans to create a fully integrated supply chain from the primary manufacturing of cobalt ore to finished products, including lithium ion batteries. For more information, visit http://www.china-sun.cn/English/Aboutus.asp.

Safe Harbor Statement

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